EXHIBIT 99.1

February 3, 2010

Dear Colleagues:

This week marks the beginning of a new fiscal year for us, and so I’d like to provide you with an update on some of our recent activities, along with our current plans and an outlook for the coming year.

Throughout 2009, I shared with you the challenges we faced due to the very difficult global economic environment, its impact on the wireless industry, and our expectation that business activity for the year would decline at our Comverse segment.  And indeed we, along with many of our peers, experienced product bookings and revenue declines during fiscal 2009, and our operations resulted in a cash decline, an operating loss, and negative segment performance, which we define as operating income (or loss) excluding certain items.  Product bookings represent projected revenue from orders signed during a specified period, excluding revenue from maintenance agreements.

Back in September, I observed that although our business activity had not yet stabilized, there were a few good reasons why we were hopeful that some recovery would materialize toward year-end.  Customer spending patterns and plans appear to have stabilized.  And we are seeing more positive signs in our business as well.  With our bookings improving sequentially in the fourth quarter, we hope this momentum will carry over into 2010.  Currently, our internal forecast is pointing to a return to modest bookings growth in fiscal 2010 compared to fiscal 2009.

At the same time, we must better align our operations and cost structure to the new realities of the post-recession marketplace.  Comverse’s Leadership Team is currently undertaking several functional and cross-functional initiatives to improve the agility and performance of our business.  We also are continuing an extensive product rationalization, in which we are rebalancing our resources and investment levels to better reflect each product’s lifecycle stage, profit contribution and market opportunity.

With all this in mind, we have made the difficult decision to reduce our cost structure, including staffing, by approximately five percent over the next few weeks.  To ensure the future success of Comverse, it is imperative that we restore our business’ ability to generate positive operating income and cash on a consistent and sustainable basis, and at a level sufficient to afford us the ability to re-invest in our most desirable opportunities.

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We continue to make progress with our accounting restatement and SEC compliance process, although we will not complete this work by the date CTI agreed in its SEC settlement, which was February 8th.  We now believe CTI will file in late April 2010 a comprehensive 10-K covering fiscal years 2005 through 2008, and provide at that time selected information about fiscal 2009.  At that point, we will be working to complete the 10-K and 10-Q filings for fiscal 2009 by the end of June and, following that, our 10-Q for the first quarter of fiscal 2010.  CTI’s ability to meet this timeline is dependent upon the achievement of certain important milestones in our reporting and disclosure processes, including certain milestones in the next several weeks and consequently, this timeline is subject to the risk of further delay.

Importantly, we now can point to tangible evidence of substantial progress in our accounting and re-filing work: Comverse’s historical revenue recognition assessment, which accounted for a substantial portion of our focus and efforts is nearing completion; CTI’s majority-owned Ulticom subsidiary is compliant in its filings and is now re-listed on NASDAQ; and CTI’s majority-owned subsidiary Verint today announced preliminary unaudited financial information for fiscal 2005 through fiscal 2009.

The following table presents a preliminary, unaudited view of our Comverse segment’s approximate revenue for the last five fiscal years and backlog as of each fiscal year end, which are subject to adjustments.  Backlog represents projected revenue from signed orders, not including maintenance agreements:

Fiscal Year	2005	2006	2007	2008	2009 (est)
Revenue ($M)	$800	$980	$1090	$960	$750 - $ 800
Backlog ($M)	$880	$1050	$1150	$1190	$1200 - $1250

The revenue amounts set forth above are significantly lower than the revenue metrics previously communicated and used internally to manage the business because our internal metrics did not reflect the proper application of revenue recognition accounting rules.  To illustrate the magnitude of these changes, we reduced revenue by approximately $340 million in fiscal 2005 to 2008 and reduced revenue cumulatively for all periods through 2008 by approximately $800 million.  Substantially all of the reductions in revenue are reflected in backlog and are expected to be recognized in later periods at favorable gross profit levels.

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Our major products in our core focus areas of Billing & Active Customer Management and Value-Added Services continue to deliver outstanding value to our wireless and fixed network communication service provider customers, and we continue to compete successfully, winning a number of new deals in the second half of 2009.  Over the past few months, we announced successes with Bell Mobility Canada, Cosmote Romania, Entel Chile, Netcom Norway, Tigo Bolivia, UTS Caribbean, and Vodafone Portugal, in addition to several customer engagements that we are not yet able to disclose.

We also announced enhancements to our Mobile Internet HUB product, and unveiled a joint center of excellence with IBM, focused on BSS/OSS and value-added service delivery, to help customers reduce costs and accelerate product rollouts.  And over the last few months, we continued to receive positive recognition from leading industry analysts, including Gartner, which gave our BSS solution its highest possible rating; Internet Telephony Magazine, which presented us with its BSS/OSS Excellence Award; and ABI, which cited our leadership in Messaging.

Our high value products and market leadership place us in a key position at the core of telecom network operators’ efforts to generate service usage and revenue, foster subscriber satisfaction and loyalty, and monetize their offerings.  Every day, hundreds of the world’s largest communications service providers, including most of the world’s 100 largest wireless network operators, rely on Comverse to make their networks smarter.

We continue to have many reasons to be encouraged about our long-term prospects.  Our team of talented people possesses a winning spirit and the market’s leading innovation engine, and we have a strong position in our key markets, with outstanding customers, an industry leading product portfolio, and a good financial position.

Let’s all continue to focus on serving our customers as we enter the new year with renewed momentum.

Thank you again for your ongoing effort and commitment.

Best Regards,

Andre Dahan

This letter, and preliminary, unaudited consolidated cash and debt information as of January 31, 2010 are being disclosed in a current report on form 8-K to be furnished today to the U.S. Securities and Exchange Commission.